UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Cannae Holdings, Inc.

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Cannae Holdings, Inc. Responds to Carronade Capital and Affirms the Board of Directors’ and Management’s Focus on Driving Long-Term Value Creation

Las Vegas, March 20, 2025 — Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the “Company”) today issued a response to Carronade Capital’s recent statement and director nomination notice. The Company also highlighted the significant actions already taken to position the Company for long-term value creation.

In February 2024, Cannae began taking decisive action, with a sharp eye towards improving and monetizing its investment holdings, returning capital to shareholders, and reducing operational expenses. These steps aim to grow the net asset value (“NAV”) of our portfolio and close Cannae’s share price discount to NAV. At that time, the Cannae Board appointed William P. Foley, II, as Chief Executive Officer to execute our strategic plan. Cannae also announced the wind-down of its Management Services Agreement with Trasimene Capital Management. This change internalized all management and investment functions, which significantly reduced Cannae’s total management expenses, and further aligned incentives by shifting compensation for key executives primarily to Cannae stock.

Cannae’s strategy has three main levers, including (1) returning capital to shareholders; (2) rebalancing the portfolio away from public investments, primarily to private company investments with cash flows; and (3) improving the operational performance of our portfolio companies. We have made strong progress across all three areas of focus. We believe our strategy will deliver better long-term returns to our shareholders than the actions proposed by Carronade Capital.

We actively engage and appreciate feedback from all of our shareholders on ways we can increase value. With this mindset, over the past several weeks, we have discussed our strategy with Carronade, and what we believe is in the best interests of all shareholders, in an attempt to arrive at a mutually agreeable resolution. As part of our engagement, we communicated our commitment to increasing our stock price and closing the NAV discount through returning a substantial amount of capital to shareholders. We expect to return a significant amount of capital upon the realization of our public company investments, including via one or more tender offers.

Cannae’s recent actions include:

Returning Capital to Shareholders, Including through a Tender Offer

•	Since March 31, 2021, Cannae has returned $738 million to shareholders, having repurchased approximately 35% of its common stock.

•	In April 2024, Cannae repurchased 9,672,540 shares in a Dutch auction, representing 13.4% of shares outstanding, at a price of $22.95 per share, for total proceeds of approximately $222 million.

•	In May 2024, Cannae initiated a quarterly cash dividend of $0.12 per common share, returning approximately $7.6 million per quarter to shareholders and approximately $23 million in 2024.

•	Cannae has approximately 12.3 million shares remaining in its buyback authorization, which it expects to utilize for additional capital return.

Rebalancing Cannae’s Portfolio

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Over the last 12 months, Cannae has raised approximately $470 million through sales of public portfolio company shares. Cannae has used these proceeds to return capital to shareholders and make targeted investments.

•	In March 2024, Cannae sold 10 million Dun & Bradstreet (“DNB”) shares for $101 million of proceeds and realized $21 million in tax savings.

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Cannae exited Dayforce after selling its final 4 million shares in 2024 for total proceeds of $264 million. Since Dayforce’s IPO in 2018, Cannae has realized over $2.8 billion in share sales and distributions, which represents a greater than 5x return on invested capital.

•	In November 2024, Cannae sold over 900,000 Paysafe shares for total proceeds of $16 million and realized nearly $19 million in tax savings.

•	In December 2024, Cannae sold 12 million Alight shares for total proceeds of $89 million and realized $7 million in tax savings.

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In February 2024, Cannae announced a strategic partnership with JANA Partners (“JANA”), where Cannae acquired approximately 20% of the management company and general partner for $56 million and committed to invest capital in select JANA funds. JANA has built a track record over its 24-year history as a leader in engaged investing and has already provided cash flows to Cannae. Moving forward, JANA is expected to help Cannae source new investment opportunities.

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In October 2024, Cannae acquired a 53% stake in the Watkins Company for $80 million. Watkins is a 157-year-old flavoring products business that is growing with strong margins and cash flows. Cannae has partnered with KDSA, an investment partnership focused on the food and beverage industry, and the previous majority owner, who maintains approximately 40% of their equity stake.

Working with Portfolio Company Management Teams to Improve Performance

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Cannae continuously works with the management teams of our portfolio companies to improve revenues, expand margins, identify and execute strategic transactions, and increase long-term enterprise value.

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Cannae has worked with the DNB management team to execute on a strategic plan designed to accelerate organic revenue growth and improve cash flows. Since our take-private transaction of DNB, EBITDA has grown from $569 million in 2018 to $927 million in 2024. Today, we are continuing to work with the DNB management team to achieve their medium-term target of 5-7% organic growth and higher cash flow conversion, which is a key to driving multiple expansion.

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Cannae worked with Alight’s management team on the sale of its Professional Services segment and its Payroll & HCM Outsourcing businesses for approximately $1.2 billion in July 2024, which enabled Alight to reduce its outstanding debt by $740 million, return $75 million to shareholders via share repurchases, and initiate a quarterly dividend program. Cannae continues to work with Alight on improving the performance of their core business.

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Cannae’s investment in Black Knight Football is yielding strong results in improving team performance and the implementation of the multi-club model. For example, AFC Bournemouth has improved dramatically since our acquisition, from 19th place to 10th place this season. This rise in the rankings has supported revenue growth of 19%, to approximately $203 million, for the fiscal year ending June 30, 2024.

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Computer Services, Inc. continues to launch innovative lines of financial technology products for the banking sector and generate significant growth. As a result, the company has already returned $37 million, or 43%, of Cannae’s investment in approximately one year, with Cannae’s remaining equity stake being valued around 103% of the aggregate initial investment.

Mr. Foley concluded, “Our Board of Directors and management team remain dedicated to driving long-term value creation, and the efforts taken to execute the Company’s strategic plan is a reflection of that commitment. Importantly, we remain optimistic on the outlook for our portfolio companies and their significant embedded value. We also remain focused on returning capital to shareholders and will utilize capital from the sell-down of existing public portfolio company holdings to further buy back our stock, given our continued commitment to reduce Cannae’s share price discount to NAV.”

The Cannae Board and management team remain aligned with and commitment to shareholder value, collectively owning 11% of Cannae’s outstanding common stock.

At this time, shareholders are not required to take action. Cannae’s Board will present its recommendations with respect to the election of directors in the Company’s definitive proxy statement, which will be filed with the Securities and Exchange Commission (the “SEC”).

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, beliefs, plans, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: risks associated with our ability to successfully operate businesses outside our traditional areas of focus; changes in general economic, business and political conditions, including changes in the financial markets and changes in macroeconomic conditions resulting from the outbreak of a pandemic or escalation of the current conflicts in Ukraine and the Middle East; risks associated with the Investment Company Act of 1940; risks associated with our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; and risks related to the externalization of certain of our management functions to an external manager.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors,” and other sections of the Company’s Forms 10-Q, Form 10-K and our other filings with the SEC.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the 2025 Annual Meeting. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s website at https://www.cannaeholdings.com/financial-information/sec-filings.

Certain Information Regarding Participants in Solicitation

The Company, its directors (William P. Foley, II; Douglas K. Ammerman; Hugh R. Harris; C. Malcolm Holland; Mark D. Linehan; Frank R. Martire; Erika Meinhardt; Barry B. Moullet; James B. Stallings, Jr.; and Frank P. Willey) and certain of its executive officers (William P. Foley, II, CEO and Chief Investment Officer; Ryan R. Caswell, President; Bryan D. Coy, Chief Financial Officer; Peter T. Sadowski, Executive Vice President and Chief Legal Officer; and Michael L. Gravelle, Executive Vice President, General Counsel, and Corporate Secretary) and other employees may be deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Compensation Discussion and Analysis and Executive and Director Compensation” and “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers,” and “Executive Compensation” of the Company’s Proxy Statement on Schedule 14A in connection with the 2024 Annual Meeting of Stockholders, filed with the SEC on April 26, 2024 (available here), and the Company’s Annual Report on Form 10-K, filed with the SEC on February 27, 2025 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on July 3, 2024 and February 28, 2025 for William P. Foley, II (available here and here); July 1, 2024, October 1, 2024, November 15, 2024 and January  3, 2025 for Douglas K. Ammerman (available here, here, here, and here); July 1, 2024, October 1, 2024, November 15, 2024 and January  3, 2025 for Hugh R. Harris (available here, here, here, and here); November 15, 2024 for C. Malcolm Holland (available here); November  15, 2024 for Mark D. Linehan (available here); July 1, 2024, October 1, 2024, November 15, 2024 and January 3, 2025 for Frank R. Martire (available here, here, here, and here); July 1, 2024, October 1, 2024, November 15, 2024 and January  3, 2025 for Erika Meinhardt (available here, here, here, and here); November 15, 2024 for Barry B. Moullet (available here); November  15, 2024 for James B. Stallings, Jr. (available here); November  15, 2024 for Frank P. Willey (available here); February 28, 2025, March 4, 2025 and March  17, 2025 for Ryan Caswell (available here, here and here); February 28, 2025, March 3, 2025 and March  17, 2025 for Bryan Coy (available here, here and here); February 24, 2025, February 28, 2025, March 3, 2025 and March  17, 2025 for Peter Sadowski (available here, here, here and here); and November 13, 2024 and February  28, 2025 for Michael L. Gravelle (available here and here). Such filings are also available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s website at https://www.cannaeholdings.com/financial-information/sec-filings. Any subsequent updates following the date hereof to the information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2025 Annual Meeting, if and when they become available. These documents will be available free of charge as described above.

About Cannae Holdings, Inc.

We primarily acquire interests in operating companies and are actively engaged in managing and operating a core group of those companies. We believe that our long-term ownership and active involvement in the management and operations of companies helps maximize the value of those businesses for our shareholders. We are a long-term owner that secures control and governance rights of other companies primarily to engage in their lines of business and we have no preset time constraints dictating when we sell or dispose of our businesses.

Contacts

Jamie Lillis, Managing Director

Solebury Strategic Communications

203-428-3223

jlillis@soleburystrat.com

Source: Cannae Holdings, Inc.